                                                                    EXHIBIT 12.1

                                   NIKE, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                    YEAR ENDED MAY 31,
                                                                    ------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                      (IN MILLIONS)
Net income..................................................  $  579.1    $451.4     $399.6
Income taxes................................................     340.1     294.7      253.4
                                                              --------    ------     ------
    Income before income taxes..............................     919.2     746.1      653.0
                                                              ========    ======     ======

Add fixed charges
  Interest expense(A).......................................      49.8      51.0       66.5
  Interest component of leases(B)...........................      48.5      43.2       43.2
                                                              --------    ------     ------
    Total fixed charges.....................................      98.3      94.2      109.7
                                                              --------    ------     ------
Earnings before income taxes and fixed charges(C)...........  $1,012.7    $833.4     $756.2
                                                              ========    ======     ======
Ratio of earnings to total fixed charges....................     10.30      8.85       6.89
                                                              ========    ======     ======

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(A) Interest expense includes interest both expensed and capitalized.

(B) Interest component of leases includes one-third of rental expense, which approximates the interest component of operating leases.

(C) Earnings before income taxes and fixed charges is exclusive of capitalized interest.